GulfMark Offshore’s $1.40 EPS
Sets New Benchmark for
1st Quarter Earnings

April 30, 2008 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) today announced first quarter 2008 earnings of $1.40 per diluted share, surpassing results for any first quarter in the company’s history and setting a new benchmark for the future.  Highlights for the record period include:

•	1st quarter 2008 EPS of $1.40 represented a 67% increase over the 2007 comparable quarter of $0.84.
•	Revenues of $83.3 million for the 1st quarter 2008 grew 27% over the prior year 1st quarter.
•	Operating income of $34.4 million, before asset sale gains, improved 54% over the 1st quarter of 2007.
•	SE Asia day rates climbed to $14,335 in the 1st quarter of 2008, 66% over the comparable 2007 quarter.
•	Two new build vessels delivered on schedule during the quarter and started term contracts shortly thereafter.

Commenting on the results, Bruce Streeter, President and CEO, said, “We are extremely pleased to start the year with a record setting quarter.  Generally, we expect seasonal weakness in the first quarter when lower demand coupled with our efforts to maximize the number of dry-docks accomplished during the quarter tend to reduce quarterly earnings levels.  The North Sea short term market did display some normal seasonality.  The positive developments in the supply vessel markets outside of the North Sea, however, and the evolving impact of our newly delivered vessels are responsible for our earnings growth year-over-year.  This change from 2007 to 2008 is most dramatic in Southeast Asia where growth came largely from vessels previously delivered in 2007 and the partial contribution from one of the two vessels delivered in 2008.  The second ship delivered in late March 2008 and, we are pleased to say, has started its initial job.  Continued growth in the future is expected from a combination of the improved fleet size and profile in Southeast Asia, a continued strong market in the North Sea and the potential in other locations, notably Brazil.

“We continue to see reports indicating growth in E&P companies’ budgets for 2008 and that trend is unlikely to change as oil prices continue to climb to record levels.  We have also noted a number of long-term contracts for high specification drilling units extending well into the next decade.  This factor recently led an industry analyst to conclude that the current global drilling cycle will continue for another five to seven years, clearly indicating an expectation for future growth in the demand for our services.

GulfMark Offshore, Inc.
Press Release
April 30, 2008

“We previously had indicated our intentions to mobilize two additional vessels to Brazil.  The first of these vessels, the Highland Piper, was mobilized and modifications completed during the first quarter, thus allowing that vessel to start a multi-year contract with Petrobras in early April.  The second vessel, the Sea Apache, after modifications, will mobilize to Brazil from Southeast Asia during the second or third quarter of this year to also work for Petrobras.  Demand in Brazil is very interesting as the recent information release on the Carioca field, and several recent drilling rig extensions and contracts for new rigs, following closely after the earlier confirmations of the Tupi and Jupiter discoveries.  Brazil will be an area of focus and demand growth as these large accumulations of oil and gas are brought to market and we are pleased to be able to expand our presence their ahead of this demand.

“Regarding our new build program, in addition to the Sea Apache and Sea Kiowa that delivered in the first quarter, ten additional vessels of four different designs are under construction.  These designs have been incorporated in the new build program to take advantage of the requirements for various vessel type demands in the future.  The final three vessels of the Keppel project in Singapore are scheduled for delivery within 2008 while the other seven vessels are scheduled to deliver in late 2009 and during 2010.

“In summary, our marketing strategy continues to pay dividends, as we shifted vessels to short-term work, including project work in West Africa, which reduced the impact of the North Sea seasonality.  We also took advantage of this period to complete seven of the scheduled seventeen dry-docks planned for this year.  Overall, the various markets we operate in, or will operate in, continue to show strength and improving fundamentals.  The addition of the new construction vessels joining our fleet at a time when we are experiencing strong market expansion, robust demand and forward indicators of larger capital investments in the industry are all signs of the potential we see to increase shareholder value over the long-term.”

Liquidity and Capital Commitments

Cash flow from operations totaled $23.0 million for the three months ended March 31, 2008, compared to $24.9 million for the same period in 2007.  Liquidity at quarter-end was $252.7 million consisting of working capital of $77.7 million, including $16.2 million in cash, and the entire $175.0 million available under the revolving credit facility.  Total debt at March 31, 2008 was $159.6 million, comprised solely of the 7.75% senior notes due 2014.  Capital expenditures during the first quarter were $47.8 million, primarily related to the new build program, and were funded from cash on-hand and from operations supplemented by a short duration drawdown of $12.0 million under the revolving credit facility, which was repaid in full prior to quarter-end.  Remaining cash commitments for 2008 under the new build program, comprising the ten vessels under construction, are approximately $55.1 million, and are expected to be funded from cash flow from operations and available cash.

Filing of 10-Q for First Quarter 2008

GulfMark will file its Form 10-Q for the first quarter 2008 with the Securities and Exchange Commission (SEC) on April 30, 2008.  Those interested can access the filing though the Investor Relations section of GulfMark’s web site at www.gulfmark.com or by going directly to the SEC’s web site at www.sec.gov.

GulfMark Offshore, Inc.
Press Release
April 30, 2008

Conference Call Information

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 1:30 P.M. EDT/12:30 P.M. CDT on Wednesday, April 30, 2008.  Those interested in participating in the conference call should call 877-381-5943 (706-679-4543 if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 1st Quarter Earnings Conference Call.  The conference call will also be available via audio webcast and can be accessed from the Investor Relations section of the company’s website at www.gulfmark.com or at http://www.investorcalendar.com.  The webcast will be available for replay through June 30, 2008.  A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 44447121.

GulfMark and its subsidiaries provide marine transportation services to the energy industry through a fleet of sixty-three (63) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contacts:               Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail:  Rusty.Bay@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail:  Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2007. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
April 30, 2008

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Revenue	$83,348	$91,455	$65,513
Direct operating expenses	27,698	31,908	24,914
Drydock expense	3,692	4,067	4,459
General and administrative expenses	8,777	9,612	6,633
Depreciation expense	8,748	8,476	7,107
Gain on sale of assets	(3)	(1,776)	(5,013)
Operating Income	34,436	39,168	27,413

Interest expense	(1,182)	(1,809)	(2,612)
Interest income	296	451	1,026
Foreign currency loss and other	(150)	(520)	(102)
Income before income taxes	33,400	37,290	25,725
Income tax provision - regular	(1,136)	2,991	(1,372)
Income tax provision - foreign tax law changes	-	(27,612)	-
Net Income	$32,264	$12,669	$24,353

Earnings per share:
Basic	$1.43	$0.56 *	$1.09
Diluted	$1.40	$0.55 *	$1.06
Earnings per share (Excluding Income Tax Provision for Foreign Tax Law Changes:
Basic	$1.43	$1.79	$1.09
Diluted	$1.40	$1.74	$1.06

Weighted average common shares	22,543	22,502	22,310
Weighted average diluted common shares	23,116	23,097	22,954

* Reflects the combined effect of the previously announced retroactive tax law change enacted in Norway in addition to the new revenue tax instituted in Mexico of $1.23 per Basic share and $1.19 per Diluted share

GulfMark Offshore, Inc.
Press Release
April 30, 2008

Operating Statistics	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Revenue by Region (000’s)
North Sea based fleet	$60,508	$71,882	$51,668
Southeast Asia based fleet	16,228	13,154	8,704
Americas based fleet	6,612	6,419	5,141

Rates Per Day Worked
North Sea based fleet	$24,974	$28,324	$21,120
Southeast Asia based fleet	14,335	13,475	8,636
Americas based fleet	13,062	12,292	10,827

Overall Utilization
North Sea based fleet	92.4%	93.0%	90.4%
Southeast Asia based fleet	96.8%	93.2%	95.4%
Americas based fleet	88.0%	97.0%	90.0%

Average Owned/Chartered Vessels
North Sea based fleet	28.3	29.0	29.1
Southeast Asia based fleet	13.0	11.6	12.0
Americas based fleet	6.3	6.0	6.0
Total	47.6	46.6	47.1

Drydock Days
North Sea based fleet	45	55	75
Southeast Asia based fleet	13	28	26
Americas based fleet	37	-	30
Total	95	83	131

Expenditures (000’s)	$3,692	$4,067	$4,459

	At April 15, 2008		At April 30, 2007
	2008(2)	2009(3)	2007(2)	2008(3)
Forward Contract Cover(1)
North Sea based fleet	90.1%	53.7%	74.1%	58.2%
Southeast Asia based fleet	75.1%	54.5%	45.8%	8.6%
Americas based fleet	95.5%	88.5%	100.0%	87.8%
Total	87.2%	59.9%	69.7%	48.5%

(1)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire.
 (2)Represents nine months (4/1-12/31).
 (3)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
April 30, 2008

	As of	As of
Balance Sheet Data (unaudited) ($000)	March 31, 2008	December 31, 2007
Cash and cash equivalents	$16,243	$40,119
Working capital	77,727	83,556
Vessel and equipment, net	670,912	641,333
Construction in progress	131,225	112,667
Total assets	982,122	934,012
Long term debt	159,575	159,558
Shareholders’ equity	720,580	676,091

	Three Months Ended	Three Months Ended
Cash Flow Data (unaudited) ($000)	March 31, 2008	March 31, 2007
Cash flow from operating activities	$23,002	$24,866
Cash flow used in investing activities	(47,748)	(11,948)
Cash flow used in financing activities	328	209